UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 14, 2011

Options Media Group Holdings, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	333-147245	26-0444290
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 NW 13th Street, Suite 300 Boca Raton, Florida	33432
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 314-3479

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2011, Options Media Group Holdings, Inc. (the “Company”) appointed Mr. Leo J. Hindery, Jr. to serve as a director of the Company.

In connection with his appointment, Mr. Hindery was granted 5,000,000 three-year, non-qualified stock options exercisable at $0.01 per share.  The options vest as follows: 416,674 are vested, and 416,666 shall vest on the last day of each calendar quarter until fully vested commencing January 1, 2012, subject to Mr. Hindery’s continued service as a director on each applicable vesting date.  Mr. Hindery will also receive a stipend of $5,000 per calendar quarter, subject to his continued service as a director of the Company.

Leo Hindery, Jr. is Managing Partner of InterMedia Partners VII, LP. Until October 2004, Mr. Hindery was Chairman (and until May 2004 Chief Executive Officer) of The YES Network, the nation’s largest regional sports network which he founded in June of 2001 as the television home of the New York Yankees, where he won five executive producer Emmys for outstanding programming. From December 1999 until January 2001, Mr. Hindery was Chairman and Chief Executive Officer of GlobalCenter Inc., a major Internet services company, which was then merged into Exodus Communications, Inc. Until November 1999, Mr. Hindery was President and Chief Executive Officer of AT&T Broadband, which was formed out of the March 1999 merger of Tele-Communications, Inc. (TCI) into AT&T. Mr. Hindery was elected President of TCI and all of its affiliated companies, then the world’s largest cable television system operator and programming entity, in February 1997. Mr. Hindery has in the past been recognized as International Cable Executive of the Year, Cable Television Operator of the Year, one of Business Week’s “Top 25 Executives of the Year”, and one of the cable industry’s “25 Most Influential Executives Over the Past 25 Years”. Mr. Hindery is the author of “The Biggest Game of All” (Free Press, 2003) and “It Takes a CEO: It’s Time to Lead With Integrity” (Free Press, 2005). Mr. Hindery has a Master of Business Administration degree from Stanford University’s Graduate School of Business, and is an under graduate of Seattle University. Mr. Hindery has received honorary Doctor of Humane Letters degrees from Emerson College and the Rabbinical College of America.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OPTIONS MEDIA GROUP HOLDINGS, INC.

Date: December 20, 2011	By:	/s/ Scott Frohman
	Name:	Scott Frohman
	Title:	Chief Executive Officer